Exhibit 99.1

Radian Releases Monthly Operating Statistics for September 2021

Based on improving conditions, announces plan to revert to quarterly versus monthly reporting

PHILADELPHIA--(BUSINESS WIRE)--October 6, 2021--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today released monthly operating statistics related to the credit performance of its insured portfolio for the month of September 2021. The information includes total new primary defaults, which include defaults under forbearance programs in response to the COVID-19 pandemic, as well as cures, claims paid and rescissions/denials. The information regarding new defaults and cures is reported to Radian Guaranty from loan servicers. The company considers a loan to be in default for financial statement and internal tracking purposes upon receipt of notification by servicers that a borrower has missed two monthly payments. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the loan servicer’s report is generated and transmitted to Radian Guaranty, the impact of updated information submitted by servicers and the timing of servicing transfers.

The company initiated monthly reporting of selected operating statistics following the onset of the COVID-19 pandemic and the resulting unprecedented economic and market conditions. Given the improvement in these conditions, the company will be discontinuing its monthly reporting and reverting to its customary practice of reporting selected metrics with its quarterly earnings releases.

	September 2021	August 2021	July 2021

Beginning Primary Default Inventory (# of loans)	36,004	38,347	40,464
New Defaults	2,791	2,592	2,749
Cures	(4,963)	(4,784)	(4,728)
Claims Paid	(29)	(151)	(141)
Rescissions and Claim Denials, net (1)	(8)	-	3
Ending Primary Default Inventory	33,795	36,004	38,347

(1) Net of any previous rescissions and claim denials that were reinstated during the period. Such reinstated rescissions and claim denials may ultimately result in a paid claim.

About Radian
Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

Contacts

For Investors
John Damian – Phone: 215.231.1383
Email: john.damian@radian.com

For the Media
Rashi Iyer – Phone: 215.231.1167
Email: rashi.iyer@radian.com